EXHIBIT 6


                                EQUITY COMMITMENT
                               FOR RIGHTS OFFERING

                          DANIELSON HOLDING CORPORATION


PARTIES: Danielson Holding Corporation, a Delaware corporation ("DHC"), and Third Avenue Trust, on behalf of The Third Avenue Value Fund Series, a Delaware business trust (the "SHAREHOLDER").

ACQUISITION         DHC expects to acquire (the "ACQUISITION") all of the
                    capital stock of American Ref-Fuel Holdings Corp.
                    ("REF-FUEL"), as well as refinance certain existing indebtedness of Covanta Energy Corporation ("Covanta"), a wholly-owned subsidiary of DHC.

USE OF PROCEEDS     To fund the Acquisition, refinance certain indebtedness of
                    Ref-Fuel, Covanta and their subsidiaries, pay transaction fees and expenses, and for general corporate purposes.

RIGHTS OFFERING     In connection with the Acquisition, DHC expects to conduct a rights offering ("RIGHTS OFFERING") of warrants or other rights (the "RIGHTS") to purchase an aggregate of approximately $400 million of newly-issued shares of DHC common stock, par value $0.10 per share ("COMMON STOCK").

                    The purchase price for the Common Stock in the Rights Offering will be not greater than $6.00 per share ("SUBSCRIPTION PRICE"), and the total number of Common Stock shares to be offered will be approximately 67 million.

                    The Rights shall be issued to each stockholder (including, without limitation, to the Shareholder) on a pro rata basis ("BASIC SUBSCRIPTION RIGHT") and shall be non-transferable. Stockholders, including, without limitation, the Shareholder, who fully exercise their basic subscription right shall also be entitled, but shall not be obliged, to subscribe for any Common Stock shares offered in the Rights Offering and not purchased by other stockholders, subject to proration (in proportion to the number of Common Stock shares a stockholder has subscribed for pursuant to the basic subscription right) if the oversubscribed shares exceed the number of Common Stock shares available ("OVERSUBSCRIPTION RIGHT"). Exercise of the basic subscription right (including by the Shareholder pursuant to the Equity

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                    Commitment hereunder) and the oversubscription right shall be subject, in each instance, to the restrictions contained in Article Fifth of DHC's Certificate of Incorporation and such other transfer restrictions and/or stock certificate escrow protection mechanisms as may be imposed by DHC in accordance with past practice to ensure compliance with Article Fifth.

EQUITY COMMITMENT   Provided that the condition precedents specified under the
OF SHAREHOLDER      heading "Conditions to the Obligations of the Shareholder"
                    below have been satisfied, or waived by the Shareholder in writing, then the Shareholder agrees to exercise in full
                    (the "EQUITY COMMITMENT") all of its basic subscription rights issued to the Shareholder in the Rights Offering and pay for and acquire the applicable Common Stock. Issuance of any Common Stock pursuant to any exercise of the Equity
                    Commitment shall be subject in each instance, to the restrictions contained in Article Fifth of DHC's Certificate of Incorporation and such other transfer restrictions and/or stock certificate escrow protection mechanisms as may be imposed by DHC in accordance with past practice to ensure compliance with Article Fifth. Further, the Shareholder agrees that it will not sell, pledge or otherwise transfer any shares of Common Stock prior to the closing of the Rights Offering or the termination of its commitment hereunder. The Shareholder's decision to participate in the Rights Offering contemplated hereby is an independent decision based upon its own independent analysis and is not based upon the investment decision of any other person or entity.




AMOUNT PAYABLE TO   In consideration of the Shareholder's Equity Commitment:
THE SHAREHOLDER
                    - Upon DHC and the Shareholder signing this "Equity
                    Commitment for Rights Offering," the Shareholder shall earn an amount equal to 1.5% of its Equity Commitment to provide its Equity Commitment through 5/31/05;
                    - On or prior to 5/15/05, for an additional earned amount of .25% of the Shareholder's Equity Commitment, DHC shall have the option to extend the Shareholder's obligations hereunder through 6/30/05;
                    - On or prior to 6/15/05, for an additional earned amount of .25% of the Shareholder's Equity Commitment, DHC shall have the option to extend the Shareholder's obligations hereunder through 7/31/05;
                    - On or prior to 7/15/05, for an additional earned amount of .25% of the Shareholder's Equity Commitment, DHC shall


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


                    have the option to extend the Shareholder's obligations hereunder through 8/31/05.

                    In the event the Rights Offering is not commenced before August 15, 2005 or is terminated, DHC will be entitled, at its option, to pay any amount earned by the Shareholder by delivering to the Shareholder a number of shares of Common Stock, valued based on the 10-day average closing price on the American Stock Exchange of the Common Stock following failure to commence the Rights Offering by August 15, 2005 or the announcement of the termination of the Rights Offering; provided, however, that such delivery of shares of Common Stock shall only be made to the extent it would not result in an unreasonable risk of an ownership change within the meaning of Section 382 of the Internal Revenue Code. For the avoidance of doubt, in the event that delivery of such shares would result in an unreasonable risk of an ownership change within the meaning of Section 382 of the Internal Revenue Code, DHC shall pay the amounts earned by the Shareholder in cash. Amounts earned by the Shareholder shall be payable and paid within five (5) business days of the earliest of (i) the failure to commence the Rights Offering by August 15, 2005, (ii) final termination of the Rights Offering and (iii) the closing of the Rights Offering.

                    In addition, DHC shall reimburse the Shareholder for all reasonable out-of-pocket fees and expenses of outside legal counsel incurred in connection with the execution and delivery of this agreement.

REGISTRATION        The Shareholder will be granted registration rights with
RIGHTS              respect to all shares of common stock of DHC held by it,
                    consistent with that certain registration rights agreement, dated as of December 2, 2003, by and between DHC and D. E.
                    Shaw Laminar Portfolios, L.L.C., a Delaware limited liability company, SZ Investments, L.L.C., a Delaware limited liability company, and the Shareholder (the
                    "EXISTING REGISTRATION RIGHTS AGREEMENT"), including immediate shelf registration rights; provided however, that in addition to the immediate shelf registration rights, the Shareholder shall be granted demand registration rights with respect to all shares of common stock of DHC held by the Shareholder as described below, and with respect to any primary underwritten equity offering initiated by DHC prior to June 30, 2006, the Shareholder (together with any other shareholders executing an equity commitment similar to the equity commitment hereunder) and DHC will be subject to a pro rata "cut back" in the amount of Common Stock to be included therein in the case any primary underwritten equity offering is scaled back. Whether or not the Rights Offering is consummated, the Shareholder (together with any other


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

                    shareholders executing an equity commitment similar to the equity commitment hereunder) will be entitled to one secondary underwritten offering under the registration rights agreement with the participation by DHC in a typical "road show" process which shall have the full support of DHC and its management, subject to certain customary limitations (it being understood that if such offering is suspended by DHC, then such offering shall not count as such underwritten equity offering). The reasonable fees and expenses (other than underwriting discounts and commissions) of any such offering will be paid by DHC. Nothing in the registration rights agreement or otherwise will limit the applicability of the transfer restrictions contained in DHC's Restated Certificate of Incorporation, as amended.

                    DHC and the Shareholder agree to negotiate, execute and deliver an amendment to the Existing Registration Rights Agreement at or prior to closing of the Rights Offering, in order to incorporate the terms and conditions described above, including customary covenants related to an underwritten offering.

REPRESENTATIONS     DHC makes the representations and warranties set forth on
AND WARRANTIES      EXHIBIT A hereto to the Shareholder. The Shareholder makes to DHC the representations and warranties set forth on EXHIBIT B hereto.

CONDITIONS TO THE   The obligations of the Shareholder described herein shall be
OBLIGATIONS OF      subject to the following conditions (which may be waived on
THE SHAREHOLDER     behalf of the Shareholder by the Shareholder in its sole and absolute discretion);

                    (i) The receipt of all government approvals and consents to consummate the Acquisition and related transactions as required by law;

                    (ii) The Rights Offering closing no later than May 31, 2005, as such date may be extended as provided for herein until August 31, 2005;

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                    (iii) The concurrent consummation of the debt financing (or alternative debt financing on terms and conditions no less favorable to DHC in the aggregate) on substantially the same terms and conditions as described in the commitment letters, as set forth on EXHIBIT C;

                    (iv) The representations and warranties set forth on EXHIBIT A hereto being true and correct in all material respects as of the date hereof; and

                    (v) The concurrent consummation of the Acquisition and the Rights Offering.

TERMINATION RIGHTS The Shareholder shall have no further obligations hereunder OF THE SHAREHOLDER in the event that the Rights Offering is not closed on or prior to May 31, 2005, as such date may be extended as provided for herein until August 31, 2005.

DHC'S TERMINATION   DHC shall be entitled to terminate its obligations hereunder
RIGHTS              at any time for any or no reason by delivery of written
                    notice to the Shareholder; provided, however, that such termination shall not effect DHC's obligation, if any, to pay any and all amounts earned by the Shareholder pursuant to this "Equity Commitment for Rights Offering".

PUBLIC              DHC and the Shareholder shall both agree (such consent not
ANNOUNCEMENTS       to be reasonably withheld) as to the content and timing of any press release or other document disclosing the existence of the Rights Offering, the Equity Commitment, and any related transactions.

MISCELLANEOUS       This "Equity Commitment for Rights Offering" is made solely for the benefit of the Shareholder, the affiliates of the Shareholder, and DHC and its affiliates, and no other person, partnership, association or corporation shall acquire or have any right under or by virtue of this "Equity
                    Commitment for Rights Offering".

                    Neither DHC nor the Shareholder may assign any of its rights (nor delegate any of its obligations) under this "Equity Commitment for Rights Offering" without the prior written consent of DHC (if such assignment or delegation is to be made by the Shareholder) or the Shareholder (if the assignment or delegation is to be made by DHC).


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

                    In case any one or more of the provisions contained in this "Equity Commitment for Rights Offering," or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect under the laws of any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way affected or impaired thereby or under the laws of any other jurisdiction.

                    This "Equity Commitment for Rights Offering" may not be amended, modified or changed, in whole or in part, except by an instrument in writing signed by DHC and the Shareholder.

BINDING COMMITMENT  This "Equity Commitment for Rights Offering" made by the
                    Shareholder represents the binding commitment by, on the one hand, DHC and, on the other hand, the Shareholder, with respect to the subject matter hereof. Each party executing this Agreement intends to be legally bound hereby.












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




                                    EXHIBIT A
                                    ---------

                       DHC REPRESENTATIONS AND WARRANTIES


                  DHC represents and warrants to the Shareholder, as of the date hereof, as follows:

                           DHC has all necessary corporate power and authority
to execute and deliver this

"Equity Commitment for Rights Offering," and perform its obligations hereunder. The Rights Offering has been duly and validly authorized by DHC, and all determinations and consents necessary for the issuance of Common Stock in connection therewith required under Article Fifth of the Certificate of Incorporation have been obtained. This "Equity Commitment for Rights Offering" is the valid and binding obligation of DHC and is enforceable against DHC by the Shareholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as rights to indemnity may be limited by federal or state law or principles of public policy.

                           The Rights and the Common Stock shares issuable upon
exercise of the Rights have been duly authorized by DHC. The Common Stock, when issued and delivered by DHC against payment therefor as provided for in the Rights Offering, will be validly issued, fully paid and nonassessable. No vote of the holders of any class or series of capital stock or other securities of DHC or any subsidiary of DHC is required to approve or effect this "Equity Commitment for Rights Offering" or any transaction contemplated hereby, including, without limitation, under applicable law, applicable stock exchange rules or regulations, the certificate or articles of incorporation (including, without limitation, Article Fifth of DHC's Certificate of Incorporation) or by-laws of DHC or any subsidiary of DHC, or any agreement of any kind applicable to DHC, any subsidiary of DHC, or their assets.

                           The execution, delivery and performance of this
"Equity Commitment for Rights Offering" will not (i) conflict with, result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of DHC or any of its subsidiaries pursuant to the terms of, or constitute a default under, any material agreement, indenture or instrument to which DHC or any of its subsidiaries is a party, or (ii) result in a violation of the Restated Certificate of Incorporation or By-laws of DHC or any of its subsidiaries or any order, rule or regulation of any court or governmental agency having jurisdiction over DHC or any of its subsidiaries or any of their respective properties. Except as required by the Securities Act, the Exchange Act and applicable state securities law, or other applicable law, no consent, authorization or order of, or filing or registration with, any court or governmental agency is required for the execution, delivery and performance of this "Equity Commitment for Rights Offering."






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                                    EXHIBIT B
                                    ---------

                REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER


                  The Shareholder hereby represents and warrants to DHC, as of the date hereof, as follows:

                           The Shareholder has all necessary corporate power and
authority to execute and deliver this "Equity Commitment for Rights Offering," and perform its obligations hereunder. The execution, delivery and performance by the Shareholder of this "Equity Commitment for Rights Offering" and the transactions contemplated hereby have been duly and validly authorized and approved, and no other corporate proceedings on the part of the Shareholder are necessary to authorize such execution, delivery and performance by the Shareholder. This "Equity Commitment for Rights Offering" is the valid and binding obligation of the Shareholder and is enforceable against the Shareholder by DHC in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as rights to indemnity may be limited by federal or state law or principles of public policy.

                           The execution, delivery and performance of this
"Equity Commitment for Rights Offering" will not (i) conflict with, result in the creation or imposition of any lien, charge or encumbrance upon any of its assets or any of its subsidiaries pursuant to the terms of, or constitute a default under, any material agreement, indenture or instrument to which it or any of its subsidiaries is a party, or (ii) result in a violation of its Certificate of Formation or Operating Agreement or similar document or any order, rule or regulation of any court or governmental agency having jurisdiction over it. Except as required by the Securities Act, the Exchange Act and applicable state securities law, no consent, authorization or order of, or filing or registration with, any court or governmental agency is required for the execution, delivery and performance of this "Equity Commitment for Rights Offering."

                           The Shareholder's decision to participate in the
Rights Offering contemplated hereby is an independent decision based upon its own independent analysis and is not based upon the investment decision of any other person or entity.



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                         Agreed and Acknowledged this 31st day of January, 2005.
                         DANIELSON HOLDING CORPORATION

                         By:
                            ---------------------------------------------------



                         THIRD AVENUE TRUST, ON BEHALF OF THE THIRD
                         AVENUE VALUE FUND SERIES


                         By:
                            ---------------------------------------------------





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